Solar Capital Ltd. Acquires Nations Equipment Finance; Continuation of Strategic Plan to Diversify and Expand Specialty Finance Platform

NEW YORK, NY -- (Marketwired - August 01, 2017) - Solar Capital Ltd. (NASDAQ: SLRC) ("Solar" or the "Company") announced that on July 31, 2017, it acquired NEF Holdings, LLC ("NEF"), which conducts its business through its wholly-owned subsidiary Nations Equipment Finance, LLC. NEF is an independent equipment finance company that provides senior secured financings to U.S. based companies. Solar invested approximately $210 million to effect the transaction.

The acquisition is another important step in Solar's commitment to expand its direct lending investment channels and provide differentiated sources of growth. The addition of NEF, with its infrastructure and experienced underwriting team, further enhances Solar's platform as a diversified specialty finance company. Solar directly sources and underwrites cash flow, asset-based, life science and now senior secured equipment financings. Pro forma for the NEF acquisition, approximately two-thirds of Solar's comprehensive portfolio is expected to be comprised of specialty finance investments with the remainder from directly originated investments in senior secured cash flow loans to sponsor-owned companies.

NEF was founded in 2010 by former GE Capital equipment finance professionals, and has underwritten approximately $1.0 billion of equipment financings since inception. The portfolio is highly diversified, with an average funded exposure per borrower of $2.3 million. Collateral securing the portfolio consists of long-life, essential-use assets such as trucks and trailers, machine tools and equipment, which can be readily liquidated.

Solar acquired NEF for a modest premium to tangible book value. NEF is expected to distribute substantially all of its earnings to Solar on a quarterly basis. Solar anticipates its investment in NEF will generate a cash yield consistent with its other specialty finance assets and expects the acquisition to be immediately accretive to investment income in Q3 2017. Based on NEF's existing portfolio, the investment would currently generate quarterly net investment income for Solar of approximately $0.04 to $0.05 per share. Pro forma for the acquisition and based on debt outstanding at June 30, 2017, Solar's leverage would have been 0.55x debt-to-equity.

"We believe that NEF offers a compelling opportunity to invest in an established business, whose management team has a strong track record," said Michael Gross, Chairman and CEO of Solar. "The addition of NEF's sourcing channel enhances Solar's flexibility to originate investments across multiple business lines in order to find the best risk reward opportunities while also increasing the earnings power of Solar's portfolio."

"We believe this acquisition further positions us as a diversified specialty finance company, providing capital solutions to middle market companies. NEF, with its 100% collateralized loan portfolio, complements Solar's other specialty lending businesses," said Bruce Spohler, Chief Operating Officer of Solar. "We believe NEF's business is highly scalable and provides Solar with access to another differentiated middle market corporate credit platform focused on collateral-based/LTV lending. NEF offers attractive risk-adjusted returns and has a low correlation to the broader non-investment grade credit markets."

"We are excited about NEF's relationship with Solar Capital and the growth opportunities it provides the NEF platform," said Phil Carlson, President and Chief Executive Officer of NEF. "Solar's stable, long-term funding will enhance NEF's ability to provide innovative financing solutions to our clients."

Keefe Bruyette & Woods, Inc. acted as the exclusive financial advisor to NEF in connection with the transaction.

ABOUT SOLAR CAPITAL LTD.

Solar Capital Ltd. is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company invests directly and indirectly in leveraged, middle market businesses in the form of senior secured loans, including unitranche loans, as well as mezzanine loans, and equity securities.

ABOUT NATIONS EQUIPMENT FINANCE, LLC

NEF specializes in providing equipment leases and loans across a wide spectrum of industries including transportation, manufacturing, construction, aerospace and marine for small and medium sized businesses primarily in the United States. NEF's transactions range in size from $1 to $50 million and focus on the underlying collateral value. Nations uses this collateral specific approach for both new and used equipment financings with terms typically between three and seven years.

FORWARD-LOOKING STATEMENTS

Statements included herein may constitute "forward-looking statements," which relate to future events or Solar's future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Solar and NEF operate in a very competitive and rapidly changing environment, in which new risks emerge from time to time. Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include, without limitation: (i) NEF's ability to maintain its historical financial performance, (ii) departures of key members of the NEF's management team following closing, and (iii) material adverse changes to the portfolio of assets held by NEF as of or following the closing. For a more detailed discussion of factors related to Solar's business, see the information under the captions "Risk Factors" in Solar's most recent annual report on Form 10-K and its subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. Solar undertakes no duty to update any forward-looking statements made herein, unless required to do so by law.

Contact:
Investor Relations
(646) 308-8770

Contact:
Investor Relations
(646) 308-8770